As filed with the Securities and Exchange Commission on January 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Black & Decker Corporation

(Exact name of registrant as specified in its charter)

Maryland	3546	52-0248090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

701 East Joppa Road

Towson, Maryland 21286

(410) 716-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Fenton, Esquire

Senior Vice President and General Counsel

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

(410) 716-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher R. Johnson, Esquire

Miles & Stockbridge P.C.

10 Light Street

Baltimore, Maryland 21202

(410) 385-3532

(410) 385-3700 (fax)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered	Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
4 3/4% Senior Notes due 2014	$300,000,000	100%	$300,000,000	$35,310

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or to any person or entity to whom it is unlawful to make that offer or sale.

Subject to Completion, dated January 12, 2005

PROSPECTUS

$300,000,000

OFFER TO EXCHANGE

ALL OUTSTANDING

4 3/4% Senior Notes due 2014

($300,000,000 aggregate principal amount outstanding)

for

4 3/4% Senior Notes due 2014

Registered Under the Securities Act of 1933

The Exchange Offer

•	We are offering to exchange up to $300 million of our outstanding 4 3/4% Senior Notes due 2014 for new notes with substantially identical terms as the outstanding notes except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended. We do not currently intend to extend the exchange offer.

•	Tenders of outstanding notes may be withdrawn at any time before expiration of the exchange offer.

•	The exchange of outstanding notes for new notes should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We may redeem some or all of the new notes at any time. The redemption price is described beginning on page 20.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with such resales. See “Plan of Distribution” beginning on page 29.

Consider carefully the “ Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes to be distributed in the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January     , 2005.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, we file reports, proxy and information statements, and other documents with the Securities and Exchange Commission. The public may read and copy any materials that we file with the SEC at its Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

We also make available free of charge on or through our Internet website (http://www.bdk.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our Corporate Governance Policies and Procedures Statement is available free of charge on or through our Internet website (http://www.bdk.com) or in print by calling (800) 992-3042 or (410) 716-2914. The Statement contains charters of the standing committees of the Board of Directors, the Code of Ethics and Standards of Conduct, and the Code of Ethics for Senior Financial Officers.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or

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in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a document incorporated by reference in this prospectus, or in any other subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the documents set forth below that we previously filed with the SEC, excluding information and exhibits deemed furnished (but not filed) pursuant to Item 7, Item 9 or Item 12 of any Form 8-K prior to August 30, 2004, and pursuant to Item 2.02, Item 7.01 or Item 9.01 after August 30, 2004:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 4, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2004, June 27, 2004 and September 26, 2004, filed with the SEC on May 7, 2004, August 6, 2004 and November 5, 2004, respectively;

•	our Current Reports on Form 8-K filed on April 15, 2004, July 19, 2004, September 1, 2004, October 4, 2004 (as amended on Form 8-K/A filed on December 17, 2004), October 20, 2004, October 27, 2004, November 4, 2004 and December 15, 2004; and

•	any information we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the exchange offer expires.

You may request copies of these filings at no cost by writing or calling us at The Black & Decker Corporation, 701 East Joppa Road, Towson, Maryland 21286, Attention: Corporate Affairs, (800) 992-3042. In order to obtain timely delivery, you must request this information at least five business days before the expiration date of the exchange offer.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of us. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the SEC incorporated by reference into this prospectus. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance and are applicable only as of the dates of such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

By their nature, all forward-looking statements involve risk and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including but not limited to the following factors:

•	The strength of the retail economies in various parts of the world, primarily in the United States and Europe and, to a lesser extent, in Mexico, Central America, the Caribbean, South America, Canada, Asia, and Australia. Our business is subject to economic conditions in our major markets, including recession, inflation, deflation, general weakness in retail, automotive, and housing markets, and changes in consumer purchasing power.

•	Our ability to maintain mutually beneficial relationships with key customers and to penetrate new channels of distribution. We have a number of significant customers, including two customers that, in

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the aggregate, constituted approximately 30% of our consolidated sales for 2003. The loss of either of these significant customers or a material negative change in our relationships with these significant customers could have an adverse effect on our business. Our inability to continue penetrating new channels of distribution may have a negative impact on our future sales and business.

•	Our ability to successfully integrate the operation of businesses or companies acquired by us and to realize the anticipated cost savings, synergies, and other benefits relating to the acquisition of such businesses, including, without limitation, the Tools Group acquired from Pentair, Inc. in October 2004.

•	Unforeseen inventory adjustments or changes in purchasing patterns by major customers and the resultant impact on manufacturing volumes and inventory levels.

•	Market acceptance of the new products introduced in 2004 and scheduled for introduction in 2005, as well as the level of sales generated from these new products relative to expectations, based on existing investments in productive capacity and our commitments to fund advertising and product promotions in connection with the introduction of these new products.

•	Our ability to develop and introduce new products at favorable margins. Numerous uncertainties are inherent in successfully developing and introducing new products on a consistent basis.

•	Increases in pension and other postretirement benefit costs in 2005 that are expected to be in excess of the costs recognized in 2004.

•	Adverse changes in currency exchange rates or raw material commodity prices, both in absolute terms and relative to competitors’ risk profiles. We have a number of manufacturing sites throughout the world and sell our products in more than 100 countries. As a result, we are exposed to movements in the exchange rates of various currencies against the United States dollar and against the currencies of countries in which we manufacture. We believe our most significant foreign currency exposures are the euro, pound sterling, and Chinese renminbi.

•	Increased competition. Worldwide, the markets in which we sell products are highly competitive on the basis of price, quality, and after-sale service. A number of competing domestic and foreign companies are strong, well-established manufacturers that compete on a global basis. Certain of our major customers sell their own “private label” brands that compete directly with products sold by us. Competition has been intense in recent years and is expected to continue.

•	Changes in consumer preference or loyalties.

•	Price reductions taken by us in response to customer and competitive pressures, as well as price reductions or promotional actions taken in order to drive demand that may not result in anticipated sales levels.

•	Our ability to achieve projected levels of efficiencies and cost reduction measures and to avoid delays in or unanticipated inefficiencies resulting from manufacturing and administrative reorganization actions in progress or contemplated.

•	Foreign operations may be affected by factors such as tariffs, nationalization, exchange controls, interest rate fluctuations, civil unrest, governmental changes, limitations on foreign investment in local business and other political, economic, and regulatory risks and difficulties. Over the past several years, such factors have become increasingly important as a result of our higher percentage of manufacturing in China, Mexico, and the Czech Republic and purchases of products and components from foreign countries.

•	The effects of litigation, environmental remediation matters, and product liability exposures, as well as other risks and uncertainties detailed from time to time in our filings with the SEC.

•	Our ability to generate sufficient cash flows to support capital expansion, business acquisition plans, and general operating activities, and our ability to obtain necessary financing at favorable interest rates.

•	The ability of certain of our subsidiaries to generate future cash flows sufficient to support the recorded amounts of goodwill related to those subsidiaries.

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•	Changes in laws and regulations, including changes in accounting standards, taxation requirements, including tax rate changes, new tax laws and revised tax law interpretations, and environmental laws, in both domestic and foreign jurisdictions.

•	The impact of unforeseen events, including war or terrorist activities, on economic conditions and consumer confidence.

•	Interest rate fluctuations and other capital market conditions.

•	Adverse weather conditions, which could reduce demand for our products.

The foregoing list is not exhaustive. There can be no assurance that all factors affecting our business have been correctly identified above and appropriately assessed or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the new notes to be issued in the exchange offer. You should read the entire prospectus carefully, especially the risks of investing in the new notes discussed under “Risk Factors” starting on page 7. As used in this prospectus, unless the context requires otherwise or unless expressly stated otherwise, “we”, “us” or “Black & Decker” means The Black & Decker Corporation and its consolidated subsidiaries.

The Exchange Offer

On October 18, 2004, we completed the private offering of “initial” notes, comprised of $300 million principal amount of 4 3/4% Senior Notes due 2014. In connection with the private offering, we entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to use reasonable best efforts to complete the exchange offer no later than May 16, 2005.

In the exchange offer, you are entitled to exchange your initial notes for “new” notes—registered notes with substantially identical terms as the initial notes, except for transfer restrictions and registration rights relating to the initial notes. If we do not complete the exchange offer by May 16, 2005, then the per annum interest rate on the initial notes will be increased by one-quarter of one percent. You should read the discussion under the heading “—The New Notes” and “Description of the New Notes” for further information regarding the new notes. We sometimes refer to the new notes and the initial notes together as the “notes.” Currently, $300 million principal amount of initial notes are outstanding.

We believe that the new notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions discussed under the headings “—Terms of the Exchange Offer” and “The Exchange Offer.” You should read these sections for further information regarding the exchange offer and resale of the new notes.

The Black & Decker Corporation

We are a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems. With products and services marketed in over 100 countries, we enjoy worldwide recognition of strong brand names and a superior reputation for quality, design, innovation and value.

We are one of the world’s leading producers of power tools, power tool accessories and residential security hardware, and our product lines hold leading market share positions in these industries. We are a major global supplier of engineered fastening and assembly systems. We are one of the leading producers of faucets in North America. These assertions are based on total volume of sales of products compared to the total market for those products and are supported by market research studies sponsored by us as well as independent industry statistics available through various trade organizations and periodicals, internally generated market data and other sources.

Our principal executive offices are located at 701 East Joppa Road, Towson, Maryland 21286. Our telephone number is (410) 716-3900.

Recent Developments

On October 4, 2004, we completed the acquisition of the Tools Group from Pentair, Inc. Under the purchase agreement, we acquired the Tools Group for a purchase price of approximately $775 million in cash. Based upon the estimated increase in the net assets of the Tools Group, we paid an additional $21.8 million, on a preliminary basis, to Pentair. The final purchase price is subject to customary adjustments based upon changes in the net assets of the Tools Group through the closing date.

The Tools Group includes the Porter-Cable, Delta, DeVilbiss Air Power, Oldham Saw and FLEX businesses. The Tools Group business will be included in our Power Tools and Accessories segment. We believe that our acquisition of the Tools Group was both strategically and financially compelling. The acquisition of the Tools Group has added well-respected brands to our portfolio and expands offerings and product lines where we had relatively low market share, including woodworking equipment, compressors, pressure washers, and nailers. In addition, the acquisition of the Tools Group will give us a stronger presence throughout our distribution network. Finally, the acquisition of the Tools Group provides us with the opportunity to achieve cost synergies as we integrate the acquired business into our existing professional power tools business. Our plan will eliminate excess costs and capacity from the combined businesses. We have initiated certain actions under this integration plan and intend to continue to formulate and finalize additional actions under the integration plan.

On October 29, 2004, we replaced our $1.0 billion unsecured revolving credit facility (the “Former Credit Facility”) that would have expired in April 2006 with a $1.0 billion unsecured revolving credit facility (the “Credit Facility”) that expires in October 2009. Under the Credit Facility, we have the option of borrowing at LIBOR plus a specified percentage, or at other variable rates set forth in the Credit Facility. The Credit Facility provides that the interest rate margin over LIBOR, initially set at .375%, will increase (by a maximum amount of .625%) or decrease (by a maximum amount of .115%) based upon changes in the ratings of our long-term senior unsecured debt.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Facility, we are required to pay an annual facility fee, initially equal to .125% of the amount of the Credit Facility’s commitment, whether used or unused. We are also required to pay a utilization fee, initially equal to .125%, applied to the outstanding balance when borrowings under the Credit Facility exceed 50% of the Credit Facility. The Credit Facility provides that both the facility fee and the utilization fee will increase or decrease based upon changes in the rating of our long-term senior unsecured debt. The Credit Facility includes various customary covenants. Some of the covenants limit our ability to pledge assets or incur liens on assets. Other financial covenants require us to maintain a specified leverage ratio and interest coverage ratio.

On October 27, 2004, we announced that our Board of Directors had declared a quarterly cash dividend of $0.21 per share on our outstanding shares of common stock payable December 31, 2004, to stockholders of record at the close of business on December 17, 2004.

Terms of the Exchange Offer

The exchange offer relates to the exchange of up to $300 million aggregate principal amount of initial notes for an equal aggregate principal amount of new notes. The new notes will be obligations of The Black & Decker Corporation and will be governed by the same indenture that governs the initial notes. The form and terms of the new notes are identical in all material respects to the form and terms of the initial notes except that the new notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights agreement that was executed as part of the private offering of the initial notes. The registration rights agreement provides for registration rights with respect to the initial notes and for the payment of additional interest on the initial notes if we fail to meet our registration obligations under that agreement.

Initial Notes	$300 million aggregate principal amount of 4 3/4% Senior Notes due 2014 that were issued on October 18, 2004.

New Notes	Up to $300 million aggregate principal amount of 4 3/4% Senior Notes due 2014 that we are offering hereby. The initial notes and the new notes are referred to collectively as the notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of initial notes. Initial notes may only be exchanged in $1,000 principal amount increments. As of the date of this prospectus, there are outstanding $300 million aggregate principal amount of initial notes. To be exchanged, the initial notes must be properly tendered and accepted. All outstanding initial notes that are properly tendered and not validly withdrawn will be exchanged for new notes issued on or promptly after the expiration date of the exchange offer.

Resales

Based on an interpretation by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you are not a broker-dealer who acquired the initial notes directly from us without compliance with the registration and prospectus delivery provisions of the Securities Act;

•	you acquire the new notes in the ordinary course of your business; and

•	you are not participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of the new notes.

If you are subject to any of the exceptions above or if you are a broker-dealer and receive new notes for your own account in the exchange offer in exchange for initial notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes.

Consequences of Failure to Exchange

If you do not exchange your initial notes for the new notes in the exchange offer, you will still be subject to the restrictions on transfer of your initial notes and we will not have any further obligation to those note holders to provide for the registration of the initial notes under the registration rights agreement, as further described under the caption “The Exchange Offer—Consequences of Failure to Exchange.”

Expiration Date	5:00 p.m., New York City time, , 2005, unless we extend the exchange offer, in which case the term “expiration date” means the latest date and time to which the exchange offer is extended.

Interest on the New Notes and the Initial Notes

Each new note will bear interest from October 18, 2004. If your initial notes are accepted for exchange, you will not receive accrued interest on the initial notes and will be deemed to have waived the right to receive any interest on the initial notes from and after October 18, 2004.

Conditions to the Exchange Offer

The exchange offer is subject to the conditions that the exchange offer not violate any applicable law or interpretation of the staff of the SEC and that there be no pending or threatened proceeding that would reasonably be expected to impair our ability to proceed with the exchange offer, as further described under the caption “The Exchange Offer—Conditions.” The exchange offer is not conditioned upon any minimum aggregate principal amount of initial notes being tendered in the exchange.

Procedures for Tendering Initial Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with its instructions and deliver the letter of transmittal, together with the initial notes and any other required documentation, to the exchange agent at the address set forth in the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. If you hold initial notes through The Depository Trust Company (“DTC”) and wish to accept the exchange offer, you must do so under DTC’s Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact the person in whose name your initial notes are registered promptly and instruct the person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the person in whose name your initial notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your initial notes in the exchange offer and your initial notes are not immediately available or you cannot deliver your initial notes, the letter of transmittal and any other required documents or you cannot comply with the procedures for book-entry transfer prior to the expiration date, you may tender your initial notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights

You may withdraw your tenders at any time prior to 5:00 p.m., New York City time, on the expiration date pursuant to the procedures described under the caption “The Exchange Offer—Withdrawals of Tenders.”

Acceptance of Initial Notes and Delivery of New Notes

Subject to certain conditions (summarized above in “—Conditions to the Exchange Offer”), we will accept for exchange any and all initial notes that are properly tendered in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Certain Federal Income Tax Consequences	With respect to the exchange of initial notes for new notes:

•	the exchange should not constitute a taxable exchange for U.S. federal income tax purposes; and

•	you should not recognize any gain or loss upon receipt of the new notes.

You must include interest on the new notes in gross income to the same extent as interest on the initial notes. See “Certain United States Federal Income Tax Considerations.”

Registration Rights Agreement

In connection with the sale of the initial notes, we entered into a registration rights agreement with the initial purchasers of the initial notes that grants the holders of the initial notes registration rights. As a result of making this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your initial notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer, as further described under the caption “The Exchange Offer—Registration Rights.” If you are eligible to participate in the exchange offer and do not tender your initial notes, you will continue to hold the untendered initial notes, which will continue to be subject to restrictions on transfer under the Securities Act.

Exchange Agent	The Bank of New York.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

Terms of the New Notes

The following is a summary of the terms of the new notes. The form and terms of the new notes will be substantially the same as the form and terms of the initial notes except that:

•	the new notes have been registered under the Securities Act and, therefore, will be freely tradeable and will not bear legends restricting their transfer; and

•	the holders of the new notes will not be entitled to further registration rights under the registration rights agreement or to receive additional interest on the new notes if we fail to comply with certain of our obligations under the registration rights agreement.

The new notes will evidence the same debt as the initial notes and will be governed by the same indenture under which the initial notes were issued. For purposes of the description of the new notes included in this prospectus, references to “us,” “we,” “our” and “Black & Decker” refer only to The Black & Decker Corporation and do not include our subsidiaries.

The New Notes

Issuer	The Black & Decker Corporation.

Notes offered	$300 million aggregate principal amount of new 4 3/4% Senior Notes due 2014.

Maturity	November 1, 2014.

Interest payment dates	May 1 and November 1 of each year, commencing May 1, 2005.

Optional redemption

The notes are redeemable, in whole or in part, at our option, at a redemption price equal to the greater of (a) 100% of the principal amount being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed discounted to the redemption date, on a semi-annual basis, at the adjusted treasury rate plus 15 basis points, plus accrued and unpaid interest to the redemption date.

Ranking

The new notes rank equally with all of our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. The indenture relating to the new notes permits us to incur a significant amount of additional senior indebtedness.

Sinking fund	None.

Certain covenants	We will issue the new notes under an indenture with The Bank of New York, as trustee. The indenture limits, among other things, our ability and the ability of our subsidiaries to:

•	incur certain liens;

•	engage in certain sale-leaseback transactions; and

•	merge or consolidate or sell all or substantially all of our assets.

Denomination	$1,000 and integral multiples of $1,000.

Trustee	The Bank of New York.

For a more complete description of the terms of the new notes, see “Description of the New Notes.”

RISK FACTORS

Before you exchange your initial notes for new notes in the exchange offer, you should be aware of various risks, including those described below. You should carefully consider these risk factors together with all other information included in this prospectus before you decide to invest in the new notes, including the factors described under the caption “Forward-Looking Statements.”

If You Fail To Exchange Properly Your Initial Notes For New Notes, You Will Continue To Hold Notes Subject To Transfer Restrictions.

We will only issue new notes in exchange for initial notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes set forth under the caption “The Exchange Offer—Procedures for Tendering Initial Notes” and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of initial notes.

If you do not exchange your initial notes for new notes in the exchange offer, the initial notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the initial notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register initial notes under the Securities Act. If you continue to hold any initial notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer of the initial notes.

If An Active Trading Market Does Not Develop For The New Notes, You May Be Unable To Sell The New Notes Or To Sell Them At A Price You Deem Sufficient.

The new notes will be new securities for which there is no established trading market. We do not intend to list the new notes on any exchange. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.

Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price depending on many factors including:

•	prevailing interest rates;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the market for similar notes; and

•	our financial performance.

We understand that the initial purchasers of the initial notes presently intend to make a market in the new notes. However, they are not obligated to do so and may discontinue making a market in the new notes at any time without notice. Finally, if a large number of holders of initial notes do not tender initial notes or tender initial notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the new notes.

The Covenants In The New Notes Do Not Limit Our Ability To Incur Debt; If We Incur Substantial Additional Debt, These Higher Levels Of Debt May Affect Our Creditworthiness.

The indenture does not restrict our ability to incur indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our creditworthiness.

The Covenants In The New Notes Do Not Require Us To Repurchase Or Redeem The New Notes Upon A Change In Control Of Us Or Other Events Involving Us That May Affect Our Creditworthiness.

The indenture does not require us to repurchase or redeem or otherwise modify the terms of the new notes upon a change in control of us or other events involving us that may affect our creditworthiness. These events include:

•	a consolidation, merger, sale of assets or other similar transaction;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

In addition, the covenants applicable to the new notes do not prevent transactions like those described above from taking place, as further described under the caption “Description of the New Notes—Certain Covenants—Consolidation, Merger, Sale of Assets.”

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 26, 2004, and for each of the last five years ended December 31.

	Nine Months Ended Sept. 26, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	6.9	5.0	3.5	1.9	3.2	3.8

The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings before fixed charges consist of earnings from continuing operations before income taxes, extraordinary items and cumulative effects of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense (including amortization of debt expense and discount or premium relating to any indebtedness), preferred stock dividend requirements of consolidated subsidiaries, capitalized interest and that portion of rental expense representative of the interest factor.

THE EXCHANGE OFFER

The following discussion summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer.

Registration Rights

We sold the initial notes to J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Commerzbank Capital Markets Corp., BNP Paribas Securities Corp., Credit Suisse First Boston LLC, SunTrust Capital Markets, Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC and Barclays Capital Inc., as initial purchasers, on October 18, 2004, under an offering memorandum dated October 13, 2004, covering $300 million aggregate principal amount of the initial notes. Generally, the initial purchasers subsequently resold the initial notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and persons in offshore transactions in reliance on Regulation S under the Securities Act. As part of the offering of the initial notes, we entered into a registration rights agreement dated as of October 18, 2004.

Under the registration rights agreement, we agreed to:

•	file with the SEC on or before January 17, 2005, an exchange offer registration statement under the Securities Act relating to a registered exchange offer for the initial notes;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than April 16, 2005; and

•	keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the initial notes.

The exchange offer registration statement will be deemed not to be effective for any period during which the offering of new notes is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court.

The exchange offer gives you the opportunity, with limited exceptions, to exchange your initial notes for a like principal amount of new notes, which will be issued without a restrictive legend and which you may generally reoffer and resell without restrictions or limitations under the Securities Act. The exchange offer is subject to the general terms and conditions developed by the staff of the SEC in the Morgan Stanley No-Action Letter (Morgan Stanley and Co., Inc. (available June 5, 1991)) and the Exxon Capital No-Action Letter (Exxon Capital Holdings Corporation (available May 13, 1988)), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters. However, you are not entitled to rely on the position of the staff in the no-action letters referred to above and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes, if you:

•	are our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	do not acquire the new notes in the ordinary course of your business;

•	tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or

•	are a broker-dealer that acquired such initial notes directly from us.

If you are a broker-dealer receiving new notes for your own account in exchange for initial notes, where you acquired such initial notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” We have agreed to include in this prospectus information necessary to allow such broker-dealers to exchange such initial notes in the exchange offer and to satisfy the prospectus delivery requirements for resales of new notes received by such broker-dealer in the exchange offer.

Shelf Registration

Under the registration rights agreement, we also agreed to file a shelf registration statement to permit certain holders of the initial notes who were not eligible to participate in the exchange offer to resell the initial notes periodically without being limited by the transfer restrictions. We will only be required to file a shelf registration statement if:

•	we are not permitted to effect the exchange offer because of any change in law or applicable interpretations of the law by the staff of the SEC;

•	for any other reason the exchange offer is not consummated by May 16, 2005;

•	any holder of the initial notes so requests with respect to initial notes held by that holder that are not eligible to be exchanged for new notes in the exchange offer; or

•	any applicable law or interpretations do not permit any holder of new notes to participate in the exchange offer.

If a shelf registration statement is required, we will file the shelf registration statement on or before the date that is 20 days after so required or requested, which we refer to as the “shelf filing date.” We will use our reasonable best efforts to have the shelf registration statement declared effective by the SEC as promptly as practicable after it is filed and to keep the shelf registration statement effective for a period ending on the earlier of October 18, 2006, or the date on which all securities registered under the shelf registration statement become eligible for resale without volume restrictions under Rule 144 of the Securities Act.

Additional Interest

If any of the following events occur, each of which we refer to as a registration default:

•	the exchange offer is not completed or the shelf registration statement, if required, is not effective by May 16, 2005; or

•	the shelf registration statement is filed and declared effective by May 16, 2005, but thereafter ceases to be effective, at any time that we are obligated to maintain its effectiveness, without being succeeded within 30 days by an additional registration statement filed and declared effective;

we will be obligated to pay, as liquidated damages for such registration default, additional interest to each holder of transfer restricted securities, during the period of one or more registration defaults, in an amount equal to 0.25% per annum of the principal amount of the initial notes subject to transfer restrictions held by the holder. All accrued additional interest will be paid to holders in the same manner as interest payments on the initial notes on semiannual payment dates that correspond to interest payment dates for the initial notes. Additional interest only accrues during a registration default. You will not be entitled to receive any additional interest if you were, at any time while the exchange offer was pending, eligible to exchange and did not validly tender your initial notes for new notes in the exchange offer.

Except as set forth above, this prospectus may not be used for any offer to resell, resale or other transfer of new notes.

Except as set forth above, after consummation of the exchange offer, holders of new notes have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the period of time during which the exchange offer is open, in which case the term “expiration date” means the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable judgment:

•	to delay accepting any initial notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under the heading “—Conditions” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that is filed with the SEC as an amendment to the registration statement.

Terms of the Exchange Offer

Subject to terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange initial notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer. Holders of the initial notes may tender some or all of their initial notes pursuant to the exchange offer; however, initial notes may be tendered only in integral multiples of $1,000. The new notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture. Initial notes surrendered for new notes will be retired and cancelled and cannot be reissued. The form and terms of the new notes are substantially the same as the form and terms of the initial notes, except that:

•	the new notes have been registered under the Securities Act and thus will not bear legends restricting the transfer thereof, and

•	holders of the new notes generally will not be entitled to rights under the registration rights agreement or additional interest, which rights generally will terminate upon consummation of the exchange offer.

Holders of initial notes do not have any appraisal or dissenters’ rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder, including Rule 14e-l.

We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering note holders pursuant to the exchange agent agreement for the purpose of receiving the new notes from us.

As of the date of this prospectus, $300 million in aggregate principal amount of the initial notes is outstanding. All of the initial notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on                     , 2005, as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the initial notes entitled to participate in the exchange offer.

If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holders as promptly as practicable after the expiration date.

Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances as described under the caption “—Fees and Expenses,” in connection with the exchange offer.

Interest on New Notes

Registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the initial notes. If no interest has been paid on the initial notes from the date of original issue of the initial notes, then interest will accrue from October 18, 2004. Holders of new notes will not receive any payment in respect of accrued interest on initial notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Interest on the new notes will be payable semiannually on May 1 and November 1 of each year, commencing May 1, 2005.

Procedures for Tendering Initial Notes

The tender to us of initial notes by you as set forth below and our acceptance of the initial notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Only holders of initial notes may tender initial notes in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the initial notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth on the cover page of the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the initial notes may be made by book-entry transfer of the initial notes into the exchange agent’s account at DTC in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent before the expiration date.

By executing the letter of transmittal, you will make to us the representations set forth below in the third paragraph under the heading “—Resale of New Notes.”

The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or initial notes should be sent to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and you wish to tender the initial notes yourself, you must either make appropriate arrangements to register ownership of the initial notes in your name or follow the procedures described in the immediately following paragraph. You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the initial notes. The transfer of record ownership may take considerable time.

Signatures on the letter of transmittal or on a notice of withdrawal, as the case may be, must be guaranteed by an “eligible institution” (as defined below) unless the initial notes tendered:

•	are signed by the registered holder, unless such holder has completed the box entitled “Special Exchange Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	are tendered for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (an “eligible institution”).

If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, those initial notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder’s name appears on its initial notes, with the signature guaranteed by an eligible institution.

If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered initial notes and withdrawal of tendered initial notes, and our determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in tenders of initial notes must be cured within the amount of time we determine. Although we intend to notify you of defects or irregularities in your tender of initial notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give any notification. Tenders of initial notes will not be deemed to have been made until those defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the initial notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of the initial notes by causing DTC to transfer those initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for such transfer. To be timely, book-entry delivery of initial notes requires receipt of a confirmation of a book-entry transfer (“book-entry confirmation”) prior to the expiration date. In addition, although delivery of initial notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message” (as defined below) in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered initial notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Tender of Initial Notes Held Through Depository Trust Company

The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program. Accordingly, participants in DTC’s Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer initial notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC’s Automated Tender Offer Program that is tendering initial notes that are the subject of such book-entry confirmation, that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce that agreement against such participant.

Guaranteed Delivery Procedures

If you wish to tender your initial notes and:

•	your initial notes are not immediately available;

•	you cannot deliver your initial notes, the letter of transmittal or any other required documents to the exchange agent; or

•	you cannot complete the procedures for book-entry transfer, prior to the expiration date,

you may still effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the initial notes (if the initial notes are not held through DTC) and the principal amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the initial notes or a book-entry confirmation transfer of the initial notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered initial notes in proper form for transfer or book-entry confirmation transfer of the initial notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you so that you may tender your initial notes according to the guaranteed delivery procedures set forth above.

Withdrawals of Tenders

Except as otherwise provided herein, you may withdraw your tender of initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of initial notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the initial notes to be withdrawn,

•	identify the initial notes to be withdrawn including the certificate number(s) and the principal amount of the initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at DTC to be credited,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the initial notes into the name of the person withdrawing the tender, and

•	specify the name in which any initial notes are to be registered, if different from that of the person who deposited the initial notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of these notices, and our determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes that have been tendered but are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under the caption “—Procedures for Tendering Initial Notes” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any initial notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the staff of the SEC; or

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

If we determine in our reasonable judgment that any of the foregoing conditions are not satisfied, we may:

•	refuse to accept any initial notes and return all tendered initial notes to the tendering holders;

•	extend the exchange offer and retain all initial notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those initial notes, as described under the caption “—Withdrawals of Tenders”; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn.

Exchange Agent

The Bank of New York will act as exchange agent for the exchange offer with respect to the initial notes. The Bank of New York also serves as trustee under the indenture.

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the initial notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By registered or certified mail or overnight courier:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street, 7E

New York, New York 10286

Attention: Randolph Holder

By facsimile (for eligible institutions only): (212) 298-1915

Confirm by telephone: (212) 815-5098

If you deliver to an address other than as set forth above it will not be a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting initial notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

We will pay all transfer taxes, if any, applicable to the exchange of the initial notes pursuant to the exchange offer. If, however, certificates representing the new notes or the initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the initial notes pursuant to the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining terms of the notes.

Resale of New Notes

We are making the exchange offer in reliance on the position of the SEC staff’s Exxon Capital no-action letter, Morgan Stanley no-action letter, Shearman & Sterling no-action letter and other interpretive letters addressed to third parties in other transactions; however, we have not sought our own interpretive letter addressing these matters and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in these interpretive letters to third parties. Based on these interpretations by the staff, and subject to the two immediately following sentences, we believe that unless you are a broker-dealer, you may offer for resale, resell or otherwise transfer new notes issued to you in this exchange offer in exchange for initial notes without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you acquire the new notes in the ordinary course of your business and you are not participating, and have no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of new notes. Notwithstanding the above, you may be subject to separate restrictions if you:

•	are our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	do not acquire the new notes in the ordinary course of your business;

•	tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or

•	are a broker-dealer who purchased initial notes directly from us.

If you fall into any of the categories above, you:

•	will not be able to rely on the interpretations of the SEC staff described in the above-mentioned interpretive letters, will not be permitted or entitled to tender your initial notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your initial notes unless the sale is made pursuant to an exemption from these requirements.

In addition, as described below, if you are a broker-dealer holding initial notes acquired for your own account, you may be deemed a statutory “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of your new notes. As a condition to your participation in the exchange offer, you must furnish, upon our request, prior to the consummation of the exchange offer, a written representation to us contained in the letter of transmittal to the effect that:

•	you are not our affiliate;

•	any new notes to be received by you are being acquired in the ordinary course of your business; and

•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution within the meaning of the Securities Act of those new notes.

If you are a broker-dealer receiving new notes for your own account in the exchange offer, you must acknowledge that you acquired the initial notes for your own account as a result of market-making activities or other trading activities, and not directly from us, and must agree that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for initial notes where the initial notes were acquired by the broker-dealer for its own account as a result of market-making or other trading activities. We will make this prospectus available to any broker-dealer for use in connection with resales of new notes for a period of 180 days after the completion of the exchange offer.

Consequences of Failure to Exchange

Any initial notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of initial notes outstanding. Following the consummation of the exchange offer, holders who did not tender their initial notes generally will not have any further registration rights under the registration rights agreement, and their initial notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for their initial notes could be adversely affected. Because we anticipate that most holders will elect to exchange initial notes for new notes in the exchange offer due to the absence of restrictions on the resale of new notes (except for applicable restrictions on any holder of new notes who is our affiliate or is a broker-dealer that acquired the initial notes directly from us) under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of the exchange offer may be substantially limited.

By making this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement, and holders who do not tender their initial notes, except for certain instances involving the initial purchasers or holders of initial notes who are not eligible to participate in the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise or rights to receive additional interest for failure to effect the exchange offer. Accordingly, any holder that does not exchange its initial notes for new notes will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

The initial notes that are not exchanged for new notes in the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, those initial notes may be resold only:

•	to us;

•	pursuant to a registration statement that has been declared effective under the Securities Act;

•	for so long as the initial notes are eligible for resale under Rule 144A, to a person the holder of the initial notes reasonably believes is a “qualified institutional buyer,” as defined in Rule 144A, that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A;

•	pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act;

•	to an “accredited investor,” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional investor (referred to as an “institutional accredited investor”) purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the initial notes of $250,000; or

•	pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the above cases to any requirement of law that the disposition of a holder’s property or the property of an investor account or accounts be at all times within its or their control.

Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the initial notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act and that such person acknowledges the transfer restrictions summarized above.

Other

Participation in the exchange offer is voluntary and you should carefully consider whether to accept the offer to exchange your initial notes. You are urged to consult your financial and tax advisors in making your decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain federal income tax consequences of the exchange of the initial notes for the new notes. This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, retroactively or prospectively.

This discussion is for general information only and pertains only to new notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary applies only to a beneficial owner of a new note who acquires a new note in exchange for an initial note in the exchange offer and may not apply to certain categories of investors subject to special treatment under the Code, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, other financial institutions, insurance companies, dealers in securities or currencies, pension plans, tax exempt organizations, persons that are passthrough entities or investors in passthrough entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for the alternative minimum tax, holders of new notes whose “functional currency” is not the U.S. dollar and persons who have acquired new notes as part of a straddle, hedge, conversion or constructive sale transaction or other integrated investment. Moreover, this discussion summarizes only federal income tax consequences and does not address any other federal tax consequences or any state, local or other tax consequences. Controversy and uncertainty exist in many areas of the federal income tax law that may affect an investment in the notes. Accordingly, there can be no assurance that some of the views expressed herein will not be challenged by the Internal Revenue Service (“IRS”).

Accordingly, holders of the initial notes are urged to consult, and must depend upon their own tax advisors to determine the specific tax consequences of exchanging initial notes for new notes to them, including the applicability and effect of any federal, state, local or other tax consequences, including any tax return filing or other tax reporting requirements.

If a partnership holds the new notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the new notes, you should consult your tax advisors.

Tax Consequences of the Exchange

The exchange of initial notes for new notes in the exchange offer should not be treated as an “exchange” for federal income tax purposes because the new notes do not differ materially in kind or extent from the initial notes. Accordingly:

•	holders should not recognize taxable gain or loss upon the receipt of new notes in exchange for initial notes in the exchange offer;

•	the holding period for a new note received in the exchange offer should include the holding period of the initial note surrendered in exchange therefor; and

•	the adjusted tax basis of a new note immediately after the exchange should be the same as the adjusted tax basis of the initial note surrendered in exchange therefor.

The tax treatment of interest paid to a holder of new notes and the tax consequences to a holder on the disposition of new notes shall be the same as it was for the holders of initial notes.

DESCRIPTION OF THE NEW NOTES

We are offering, in exchange for the initial notes, a total of $300 million aggregate principal amount of 4 3/4% Senior Notes due 2014. The initial notes were issued under a document called the “indenture.” The indenture is a contract between us and The Bank of New York, which acts as trustee. The new notes will be governed by the same indenture that governs the initial notes.

This Description of the New Notes is intended to be a useful overview of the material provisions of the new notes and the indenture. As this Description of the New Notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. We filed a copy of the indenture with the SEC as Exhibit 4.1 to the Form S-4 on January 12, 2005. The indenture is subject to and governed by the Trust Indenture Act of 1939.

References to “we,” “our,” “us” and “Black & Decker” in this section refer only to The Black & Decker Corporation and not to our subsidiaries.

General

The new notes will consist of $300 million principal amount of 4 3/4% Senior Notes due 2014. We may from time to time, without notice to or consent of the holders of the new notes, create and issue further notes ranking equally and ratably with the new notes. These additional notes may be issued under the indenture relating to the new notes and may vote with the new notes as provided in the indenture.

The new notes will mature on November 1, 2014. The new notes will bear interest at 4 3/4% per annum, payable semiannually on May 1st and November 1st of each year, commencing on May 1, 2005. Interest will be payable to the person in whose name a new note (or any predecessor note) is registered, subject to certain exceptions set forth in the indenture, at the close of business on April 15 or October 15, as the case may be, immediately preceding such May 1 or November 1. Interest on the new notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each. The notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof.

If your initial notes are accepted for exchange, you will not receive accrued interest on the initial notes, and will be deemed to have waived the right to receive any interest on the initial notes from and after October 18, 2004. If no interest has been paid on the initial notes from the date of original issue of the initial notes, then interest will accrue from October 18, 2004.

Payment and Transfer

Principal of, premium, if any, and interest on the new notes will be payable, and the new notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barclay Street, 8W, New York, New York 10286). Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses.

A holder may transfer or exchange notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

The new notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal of and interest on the new notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus 15 basis points, as calculated by an Independent Investment Banker, plus, in either case, accrued and unpaid interest on the principal amount of the new notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the new notes:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the applicable maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate wall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the new notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of five Reference Treasury Dealer Quotations obtained by the trustee for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by the trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the new notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of new notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the redemption date. If fewer than all of the new notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular new notes or portions thereof for redemption from the outstanding new notes not previously called by such method as the trustee deems fair and appropriate.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions thereof called for redemption. Except as set forth above, the new notes will not be redeemable by us and will not be entitled to a benefit of any sinking fund.

Ranking

The new notes will be unsecured and unsubordinated indebtedness of us and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of us. The new notes will effectively rank junior to any of our future secured indebtedness to the extent of the assets securing that indebtedness and to all indebtedness and other liabilities of our subsidiaries.

Certain Covenants

Except as set forth below, we will not be restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the new notes upon a change in control or other events involving us that may adversely affect the creditworthiness of the new notes.

Limitation on Liens

Subject to the following sentence as well as to the exceptions set forth below under the caption “Exempted Debt,” we will not, and will not permit any Subsidiary, directly or indirectly, as security for any Debt, to mortgage, pledge or create or permit to exist any lien on any shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property, whether such shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property are owned at the date of the indenture or thereafter acquired, unless we secure or cause to be secured any outstanding notes issued under the indenture equally and ratably with all Debt secured by such mortgage, pledge or lien, so long as that Debt shall be so secured. This restriction will not apply to, among other things, certain mortgages, pledges or other liens on any shares of stock, indebtedness or other obligations of a Subsidiary or a Principal Property:

•	existing at the time of the acquisition thereof (or within 120 days thereafter) or incurred to secure or provide for the payment or financing of any part of the purchase price thereof;

•	in favor of us or any Subsidiary;

•	securing Debt incurred to finance construction of or improvements to a Principal Property;

•	incurred in connection with the issuance by a state or political subdivision thereof of certain tax exempt securities; and

•	certain other mortgages, pledges and liens.

“Consolidated Net Tangible Assets” means total assets less (1) total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendable to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes that are included in current liabilities) and (2) goodwill, patents, trademarks and other like intangibles, all as stated on our most recent quarter-end consolidated balance sheet preceding the date of determination.

“Debt” means any debt for borrowed money, capitalized lease obligations and purchase money obligations, or any guarantee of such debt, in any such case that would appear on our consolidated balance sheet as a liability.

“Principal Property” means land, land improvements, buildings and associated factory and laboratory equipment owned or leased under a capital lease and used by us or any Subsidiary primarily for manufacturing, assembling, processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located in the United States and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Tangible Assets as of the date of determination but shall not include any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by our board of directors not to be of material importance to the respective businesses conducted by us and our Subsidiaries taken as a whole, effective as of the date the board action is adopted.

“Subsidiary” means a corporation, limited liability company, or other business entity of which a majority of the voting power of equity interests entitled to vote in the election of directors, managers, or trustees is owned or controlled by us, us and one or more Subsidiaries, or one or more Subsidiaries.

Limitation on Sale-Leaseback Transactions

Subject to the following sentence as well as to the exceptions set forth below under the caption “Exempted Debt,” we will not, and will not permit any Subsidiary to, sell or transfer, directly or indirectly, except to us or a Subsidiary, a Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of all or part of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued. Notwithstanding the foregoing, we or any Subsidiary may sell a Principal Property and lease it back for a longer period:

•	if we or that Subsidiary would be entitled, under the provisions set forth above under the caption “Limitation on Liens,” to create a mortgage on the property to be leased securing Debt in an amount equal to the Attributable Debt in respect of the sale-leaseback transaction without equally and ratably securing the outstanding notes issued under the indenture; or

•	if we promptly inform the trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by our board of directors) of such property, and we cause an amount equal to the net proceeds of the sale to be applied to the retirement of Funded Debt (including the notes issued under the indenture) and having an outstanding principal amount equal to the net proceeds.

“Funded Debt” means all Debt having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

“Attributable Debt” for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles whether or not such obligation is required to be shown on the balance sheet as a long-term liability. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property.

Exempted Debt

Notwithstanding the restrictions set forth above under the captions “Limitation on Liens” and “Limitation on Sale-Leaseback Transactions,” we or any Subsidiary may create or assume liens and renew, extend or replace such liens and may enter into sale and leaseback transactions, in each case in addition to those permitted under the captions “Limitation on Liens” and “Limitation on Sale-Leaseback Transactions,” provided that at the time of the creation, assumption, renewal, extension or replacement of such liens or the entering into of such sale-leaseback transactions, and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

•	Debt incurred after the date of the indenture and secured by liens created or assumed or permitted to exist under the exception to the limitations set forth above under the caption “Exempted Debt,” and

•	Attributable Debt of us and our Subsidiaries in respect of all sale-leaseback transactions with regard to any Principal Property entered into under the exception to the sale-leaseback limitations set forth above under the caption “Exempted Debt.”

Consolidation, Merger, Sale of Assets

We may not consolidate with or merge into, or transfer, directly or indirectly, all or substantially all of our assets to, another corporation or other entity unless:

•	the resulting, surviving or transferee corporation or other entity assumes by supplemental indenture all of our obligations under the indenture;

•	immediately after giving effect to the transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•	we shall have delivered an officers’ certificate and an opinion of counsel each stating that the consolidation, merger or transfer and the supplemental indenture comply with the terms of the indenture.

When a successor corporation or other entity, trustee, paying agent or registrar assumes all of the obligations of its predecessor under the indenture, the predecessor will be released from those obligations.

Events of Default

Each of the following is an Event of Default under the indenture:

•	failure to pay interest or additional interest (as required by the registration rights agreement) on any note when due, continued for 30 days;

•	failure to pay principal of or premium, if any, on any note when due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

•	failure to comply for 30 days after notice with our other agreements contained in the indenture;

•	(A) failure by us or any of our Subsidiaries to pay the principal of, premium, if any, interest or additional amounts, if any, on any Debt having, in the aggregate, a then outstanding principal amount in excess of $50,000,000, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of Debt in an aggregate principal amount in excess of $50,000,000, if that acceleration results from a default under the instrument giving rise to or securing such Debt; or

•	certain events of bankruptcy, insolvency or reorganization of us.

However, a default under the third bullet point of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding notes notify us of the default and that default is not cured within the time specified in the third bullet point of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of those holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

•	such holder has previously given the trustee notice that an Event of Default is continuing;

•	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

•	such holders have offered the trustee commercially reasonable security or indemnity against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Amendments and Waivers

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of all debt securities (including the notes) then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

•	reduce the amount of notes whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest on any note;

•	reduce the principal of or change the stated maturity of any note;

•	reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed;

•	make any note payable in money other than that stated in the note;

•	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by us with certain restrictive provisions of the indenture. Subject to certain rights of the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision under the indenture that cannot be modified or amended without the consent of the holder of each note that is affected.

Without the consent of any holder, we and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

We at any time may terminate all our obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

We at any time may terminate our obligations under the covenants described under “Certain Covenants” (other than under the caption “Consolidation, Merger and Sale of Assets”) and the operation of the clause in the fourth bullet point in the first paragraph under “Events of Default” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in the third and fourth bullet points in the first paragraph under “Events of Default” above.

In order to exercise either defeasance option, we must irrevocably deposit in trust with the trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Concerning the Trustee

The Bank of New York is the Trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the new notes.

Governing Law

The indenture provides that it and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

We will initially issue the new notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global notes may be transferred only as a whole to DTC or another nominee of DTC. You may hold your beneficial interests in the global notes directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and holders of new notes are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers of the initial notes; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit the accounts of participants in DTC with an interest in the global note; and

•	ownership of the new notes will be shown on, and the transfer of ownership of the new notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have new notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•	will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

Payments with respect to the principal of, and premium, if any, and interest (including additional interest, if any) on, any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving payment on the new notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

•	DTC notifies us that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture; or

•	upon the occurrence of some other events as provided in the indenture;

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the new notes represented by the global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related new notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for initial notes where the initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of new notes and any commission or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the initial notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the initial notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland.

EXPERTS

The consolidated financial statements and schedule of The Black & Decker Corporation appearing in The Black & Decker Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Pentair, Inc. Tools Group as of December 31, 2003 and for the year then ended incorporated in this prospectus by reference from our Current Report on Form 8-K/A filed on December 17, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of such financial statements that includes allocations from home-office items), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Exchange Offer

$300,000,000 4 3/4% Senior Notes due 2014

PROSPECTUS

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received, (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in respect of certain other actions not applicable to the corporation. The Charter of The Black & Decker Corporation (the “Corporation”) limits the liability of directors and officers to the fullest extent permitted by the Maryland General Corporation Law.

The Maryland General Corporation Law also authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the director or officer is adjudged to be liable to the corporation) in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law also provides that, unless limited by the corporation’s charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding. The Corporation’s Charter does not limit the extent of this indemnity.

The Bylaws of the Corporation permit indemnification of directors and officers to the fullest extent permitted by the Maryland General Corporation Law, and the Corporation’s directors and officers are covered by certain insurance policies maintained by the Corporation.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

3.1	Articles of Restatement of the Charter of the Corporation, included in the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 29, 1997, are incorporated herein by reference.

3.2	Bylaws of the Corporation, as amended, included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, are incorporated herein by reference.

4.1	Indenture, dated as of October 18, 2004, between the Corporation and The Bank of New York, as Trustee, included in the Corporation’s Current Report on Form 8-K filed with the Commission on October 20, 2004, is incorporated herein by reference.

4.2	Exchange and Registration Rights Agreement, dated as of October 18, 2004, among the Corporation and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and the other initial purchasers named therein, included in the Corporation’s Current Report on Form 8-K filed with the Commission on October 20, 2004, is incorporated herein by reference.

4.3	Form of 4 3/4% Senior Note due 2014 (included in Exhibit 4.1), included in the Corporation’s Current Report on Form 8-K filed with the Commission on October 20, 2004, is incorporated herein by reference.

5	Opinion of Miles & Stockbridge P.C.

12	Statement re: Computation of Ratios.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Miles & Stockbridge P.C. (included in its opinion filed as Exhibit 5 hereto).

24	Powers of Attorney.

25	Statement of eligibility of trustee under the indenture on Form T-1.

99.1	Form of Letter of Transmittal.

(b) Financial Statement Schedules

Schedules are omitted because of the absence of conditions under which they are required under the pertinent portion of the instructions for Form S-4.

(c) Opinion Materially Relating to the Transaction

None.

Item 22. Undertakings.

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Towson, State of Maryland, on January 12, 2005.

THE BLACK & DECKER CORPORATION

By:	/s/ CHARLES E. FENTON
Charles E. Fenton
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Principal Executive Officer /s/ NOLAN D. ARCHIBALD Nolan D. Archibald	Chairman, President and Chief Executive Officer	January 12, 2005

Principal Financial Officer /s/ MICHAEL D. MANGAN Michael D. Mangan	Senior Vice President and Chief Financial Officer	January 12, 2005

Principal Accounting Officer /s/ CHRISTINA M. MCMULLEN Christina M. McMullen	Vice President and Controller	January 12, 2005

This Registration Statement also has been signed by the following Directors, who constitute a majority of the Board of Directors:

Nolan D. Archibald*	Kim B. Clark*
Norman R. Augustine*	Manuel A. Fernandez*
Barbara L. Bowles*	Benjamin H. Griswold, IV*
M. Anthony Burns*	Anthony Luiso*
Mark H. Willes*

*By:	/s/ CHARLES E. FENTON	January 12, 2005
Charles E. Fenton Attorney-In-Fact

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